Exhibit (d)(a)(10)
Schedule A
to
Advisory Agreement, dated January 1, 2005 (effective May 1, 2012)

ANNUAL INVESTMENT ADVISORY
PORTFOLIO	FEE
(as a percentage of
average daily net assets)
Portfolio Optimization Conservative Portfolio Optimization Moderate-Conservative Portfolio Optimization Moderate Portfolio Optimization Growth Portfolio Optimization Aggressive-Growth	0.10%

International Value	0.65% of first $4 billion
Mid-Cap Equity	0.63% on excess

Mid-Cap Value	0.70% of first $1 billion
0.65% of next $1 billion
0.60% on excess

International Small-Cap	0.85% of first $1 billion
0.82% of next $1 billion
0.79% of next $2 billion
0.77% of excess

Dividend Growth	0.70% of first $100 million
0.66% on next $900 million
0.63% on next $3 billion
0.61% on excess

Main Street® Core	0.45% of first $4 billion
0.43% on excess

American Funds® Asset Allocation	0.75% of first $1 billion
American Funds® Growth-Income	0.72% of next $1 billion
American Funds® Growth	0.69% of next $2 billion
Floating Rate Loan	0.67% of excess
Small-Cap Value
Small-Cap Equity

Technology	0.90% of first $1 billion
Health Sciences	0.87% of next $1 billion
0.84% of next $2 billion
0.82% of excess

Short Duration Bond	0.40% of first $4 billion
Diversified Bond	0.38% on excess
Managed Bond
Inflation Managed
High Yield Bond

Growth LT	0.55% of first $4 billion
0.53% on excess

Focused 30	0.75% of first $100 million
Large-Cap Growth	0.71% on next $900 million
Comstock	0.68% on next $3 billion
0.66% on excess

Small-Cap Growth	0.60% of first $4 billion
0.58% on excess

International Large-Cap	0.85% of first $100 million
0.77% on next $900 million
0.75% on next $3 billion
0.73% on excess

Equity Index	0.05% of first $4 billion
0.03% on excess

Small-Cap Index	0.30% of first $4 billion
0.28% on excess

Emerging Markets	0.80% of first $4 billion
0.78% on excess

ANNUAL INVESTMENT ADVISORY
PORTFOLIO	FEE
(as a percentage of average daily net
assets)
Inflation Protected	0.40% of first $200 million
0.35% of next $800 million
0.34% of next $1 billion
0.33% on excess

Cash Management	0.20% of first $250 million
0.15% of next $250 million
0.10% of next $3.5 billion
0.08% on excess

Large-Cap Value	0.65% of first $100 million
0.61% on next $900 million
0.58% on next $3 billion
0.56% on excess

Mid-Cap Growth	0.70% of first $4 billion
0.68% on excess

Real Estate	0.90% of first $100 million
0.82% on next $900 million
0.80% on next $3 billion
0.78% on excess

Long/Short Large-Cap	1.00% on the first $4 billion
0.98% on excess

Floating Rate Income	0.65% of first $1 billion
0.62% of next $1 billion
0.59% of next $2 billion
0.57% on excess

Emerging Markets Debt	0.785% of first $1 billion
0.755% on next $1 billion
0.725% on next $2 billion
0.705% on excess
PACIFIC DYNAMIX PORTFOLIOS AND UNDERLYING PORTFOLIOS

ANNUAL INVESTMENT ADVISORY
PORTFOLIO	FEE
(as a percentage of average daily net
assets)
Pacific Dynamix — Conservative Growth	0.20%
Pacific Dynamix — Moderate Growth
Pacific Dynamix — Growth

PD Large-Cap Value Index	0.14% of first $300 million
PD Large-Cap Growth Index	0.12% on excess
PD Small-Cap Value Index
PD Small-Cap Growth Index

PD Aggregate Bond Index	0.16% of first $50 million
0.15% on next $50 million
0.14% on excess

PD High Yield Bond Index	0.35% of first $50 million
0.22% on next $50 million
0.14% on excess

PD International Large-Cap	0.25% of first $100 million
0.20% on excess

PD Emerging Markets	0.60% of first $50 million
0.35% on excess
EFFECTIVE: MAY 1, 2012

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be executed by their officers designated below on the date written above.
Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary
Pacific Select Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee
Title:	Vice President	Title:	VP & Assistant Secretary